UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: July 30, 2010)

Gulf United Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52322	20-5893642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 22165
Houston, Texas 77227-2165
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (713) 942-6575

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 30, 2010, Gulf United Energy, Inc. (the “Company”) entered into a farmout agreement (the “Farmout Agreement”) with SK Energy Co. LTD. (“SK”).  Pursuant to the terms of the Farmout Agreement, the Company, through its wholly owned subsidiary Gulf United Energy del Colombia Ltd., acquired the right to earn an undivided twelve and one-half percent (12.5%) participation interest in the CPO-4 block located in the Llanos Basin of Colombia (“CPO-4”).  The assignment of the interest in CPO-4 is conditioned upon the approval by the National Hydrocarbon Agency of Colombia (“ANH”) and the Republic of Korea by July 31, 2011.  SK will serve as operator on CPO-4.

Prior to the execution of the Farmout Agreement, SK held 75% of the interests in the license agreement covering CPO-4 and Houston American Energy Corp. (“HAEC”) held 25% of the interests with a preferential right to acquire an additional 25%.  Contemporaneously with the execution of the Farmout Agreement, HAEC agreed waive its preferential right with respect to the 12.5% interest acquired by the Company from SK in exchange for the Company’s agreement to pay HAEC (i) 12.5% of past costs incurred under the CPO-4 joint operating agreement (the “JOA”) through July 31, 2010 and (ii) 25% of the aggregate amount of seismic acquisition costs incurred under the JOA through July 31, 2010.

Pursuant to the terms of the Farmout Agreement, the Company will also pay to SK 12.5% of the past costs and expenses incurred through July 31, 2010.  The payment for past costs is due within the earlier of (i) October 29, 2010 or (ii) thirty (30) days after receipt of the approval from ANH.  The Company will also pay SK its proportionate share of on-going costs and 12.5% of seismic acquisition costs (which includes 25% of the seismic acquisition costs incurred in the first exploration period between June 18, 2009 and June 17, 2012).

Item 9.01  Financial Statements and Exhibit

(c)           Exhibits

The following exhibits are to be filed as part of this 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

10.1	Farmout Agreement, dated July 31, 2010, by and between Gulf United Energy del Colombia Ltd. and SK Energy Co., Ltd..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 5, 2010

GULF UNITED ENERGY, INC.

By:	/S/ DON W.WILSON
Don Wilson, Chief Executive Officer